24th March 2004

Trench Electric Holding B.V.
Prof JH Bavincklaan 7
1183 Amstelveen
PO Box 7827
1008 AA Amsterdam
The Netherlands

Attn: Michael Bissell

Dear Sir

Re: Trench Electric Holding B.V. Facilities Agreement dd 18th April 2000

We refer to clause 17.1(g) of the above mentioned agreement and your letter addressed to CIBC World Markets plc dated 15 March 2004 and we confirm having received majority bank consent to waive the one-time overspend on the Shanghai Capital Expenditure in respect of the Trench Capital Expenditure Covenant 2003.

Yours faithfully

/s/ Nick Burnham

Nick Burnham
Executive Director
European Portfolio Management